EXHIBIT 99.1

SMTC Reports Fourth Quarter and Fiscal Year 2015 Results

  Reports fourth quarter results of $60.7 million in revenue, $1.5 million in adjusted EBITDA, a net income of $0.8 million and $0.05 in EPS, compared to fourth quarter 2014 revenue of $57.0 million,  $2.3 million in adjusted EBITDA, a net loss of $(2.4) million and $(0.15) in EPS.

  Reports gross profit for the fourth quarter of $5.5 million or 9.1% compared to $3.8 million or 6.7% in the fourth quarter of 2014. Adjusted gross profit was $4.6 million or 7.6% in 2015 compared to $5.8 million or 10.2% in the fourth quarter of 2014.

  Reports fiscal year 2015 results of $220.6 million in revenue, $5.7 million in adjusted EBITDA, a net loss of $(0.0) million and $(0.0) in EPS, compared to $228.6 million of revenue, $7.1 million in adjusted EBITDA, a net loss of $(3.9) million and $(0.24) in EPS in fiscal 2014.

  Reports fiscal year gross profit of $17.7 million or 8.0%, compared to $19.0 million or 8.3% in the prior year. Adjusted gross profit was $17.1 million or 7.8% in 2015 compared to $20.8 million or 9.1% in the prior year.

  Full year cash flow from operations was $10.9 million, up from $5.0 million in the prior year.

  Debt, net of cash, was $10.4 million a decrease from $17.8 million year ended 2014.

  Subsequent to year-end, an amendment was executed with our lender, PNC. The amendment resulted in $5.0 million of our revolving credit facility being converted into long-term debt for which the current portion is $1.0 million.

TORONTO, March 16, 2016 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX), a global electronics manufacturing services provider, today announced fourth quarter 2015 and fiscal year 2015 results.

Revenue for the fourth quarter was $60.7 million. Gross profit was $5.5 million or 9.1% and adjusted EBITDA was $1.5 million. The 2015 fourth quarter results included $0.2 million in professional services related to the Company’s previously disclosed mergers and acquisitions activities and $0.2 million in additional severance charges not incurred in the fourth quarter of 2014. Adjusted gross profit was $4.6 million or 7.6% in the fourth quarter of 2015. Due to unfavorable market rates, realized foreign exchange losses included in gross profit on settled forward foreign exchange contracts was $1.3 million in the fourth quarter of 2015 compared to $0.2 million in the fourth quarter of 2014.

Revenue for the year was $220.6 million, or a 3.5% decrease from $228.6 million in 2014. Revenue from our largest customer in 2015 represented 13.4% of total revenue compared to our largest customer which represented 30.8% of total revenue in prior year. Revenue from our largest three customers in 2015 represented 33.3% of total revenue compared to the largest three customers which represented 53.2% of total revenue in prior year.

The gross profit percentage for 2015 was 8.0%, compared to 8.3% in the prior year, with some attrition due to new customer initial investment as well as higher realized foreign exchange losses of $3.3 million in 2015 compared to 2014. Adjusted gross profit percentage was 7.8% in 2015 compared to 9.1% in the prior year.

Adjusted EBITDA for the year was $5.7 million as compared to $7.1 million in 2014. 2015 included additional severance costs of $0.9 million that were not incurred in 2014. 2015 results also included $0.6 million in professional services related to the Company’s previously disclosed mergers and acquisitions activities. The severance and professional services were not included as reconciling items added back in the calculation of the adjusted EBITDA reported for 2015.

During 2015, we generated $10.9 million in cash flow from operations compared to $5.0 million in 2014 primarily as a result of achieving 8 times inventory turns and working capital management.

Debt, net of cash, was $10.4 million a marked improvement from $17.8 million year ended 2014.

Chief Executive Officer Sushil Dhiman, stated, “I am pleased and encouraged with the fourth quarter revenue of $60.7 million which is the highest we have achieved in two years. During 2015, we continued to diversify our customer base and reduce customer concentration risk. Our largest customer in 2015 represented 13.4% of total revenue versus 30.8% in the prior year. The 2015 revenue is consistent with what I have communicated previously in the earnings calls as we did not anticipate growth in 2015. However, despite the revenue challenges we faced, we remained focused on improving the balance sheet by generating cash flow from operations and reducing our debt. Our net debt of $10.4 million is the lowest in over 10 years. While we foresee lower revenue in the first quarter of 2016, we expect growth in margin and revenue for the year.”

Non-GAAP information

Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit percentage are non-GAAP measures.  Adjusted EBITDA is computed as net income (loss) from continuing operations excluding depreciation and amortization, restructuring charges, unrealized foreign exchange gains/losses on unsettled forward foreign exchange contracts, stock based compensation, interest and income tax expense. SMTC Corporation has provided in this release a non-GAAP calculation of Adjusted EBITDA as supplemental information regarding the operational performance of SMTC’s core business. A reconciliation of Adjusted EBITDA to net earnings (loss) is included in the attachment. Adjusted Gross Profit is computed as gross profit excluding unrealized gains or losses on unsettled forward foreign exchange contracts. Adjusted Gross Profit percentage is computed as Adjusted Gross Profit divided by revenue. A reconciliation of Adjusted Gross Profit to gross profit is included in the attachment. Management uses these non-GAAP financial measures internally in analyzing SMTC’s financial results to assess operational performance and liquidity as well as to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies. SMTC believes that these non-GAAP financial measures are useful for management and investors in assessing SMTC’s performance and when planning, forecasting and analyzing future periods. SMTC believes these non-GAAP financial measures are useful to investors because it allows for greater transparency with respect to key financial metrics we use in making operating decisions and because investors and analysts use it to help assess the health of our business.  Non-GAAP measures are subject to limitations as these measures are not in accordance with, or an alternative for, United States Generally Accepted Accounting Principles (US GAAP) and may be different from non-GAAP measures used by other companies. Because of these limitations, investors should consider Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit percentage along with other financial performance measures, including revenue, gross profit and net income (loss), as reflected in SMTC’s consolidated financial statements prepared in accordance with US GAAP.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as "believes," "expect," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates" and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the EMS industry, component shortages, and others risks and uncertainties discussed in SMTC's most recent filings with the SEC. The forward-looking statements contained in this release are made as of the date hereof and SMTC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Mexico, and China, with approximately 1,170 employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
	Three months ended		Twelve months ended

(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	January 03, 2016	December 28, 2014	January 03, 2016	December 28, 2014

Revenue	$60,736	$57,042	$220,616	$228,577
Cost of sales	55,193	53,196	202,899	209,623
Gross profit	5,543	3,846	17,717	18,954
Selling, general and administrative expenses	4,202	4,674	15,863	17,900
Gain on sale of property,plant and equipment	-	28	2	51
Restructuring charges	-		-	1,366
Operating earnings (loss)	1,341	(856)	1,852	(363)
Interest expense	269	356	1,183	1,693
Income (loss) before income taxes	1,072	(1,212)	669	(2,056)
Income tax expense
Current	117	281	598	887
Deferred	161	935	75	935
	278	1,216	673	1,822
Net income (loss), also being comprehensive income (loss)	$794	$(2,428)	$(4)	$(3,878)

Basic loss per share	$0.05	$(0.15)	$-	$(0.24)
Diluted loss per share	$0.05	$(0.15)	$-	$(0.24)

Weighted average number of shares outstanding
Basic	16,421,478	16,417,275	16,421,478	16,417,275
Diluted	16,421,478	16,417,275	16,421,478	16,417,275

Consolidated Balance Sheets
(Unaudited)

(Expressed in thousands of U.S. dollars)	January 03, 2016	December 28, 2014
Assets

Current assets:
Cash	$6,099	$5,447
Restricted Cash-guaranteed deposits	805	-
Accounts receivable - net	29,885	31,024
Inventories	25,877	31,590
Prepaid expenses and other assets	1,983	2,135
Income taxes receivable	461	359
Deferred income taxes - net	352	428
	65,462	70,983
Property, plant and equipment - net	16,443	17,590
Deferred financing costs - net	68	90
	$81,973	$88,663
Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$31,045	$29,425
Accrued liabilities	5,562	7,080
Derivative liabilities	2,087	2,703
Income taxes payable	502	449
Revolving credit facility	10,721	21,370
Current portion of long-term debt facility	1,000	-
Current portion of capital lease obligations	538	980
	51,455	62,007
Long-term debt	4,000	-
Capital lease obligations	222	866

Shareholders’ equity:
Capital stock	391	390
Additional paid-in capital	264,505	263,996
Deficit	(238,600)	(238,596)
	26,296	25,790
	$81,973	$88,663

Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended		Twelve months ended
(Expressed in thousands of U.S. dollars)
Cash provided by (used in):	January 03, 2016	December 28, 2014	January 03, 2016	December 28, 2014
Operations:
Net income (loss)	$794	$(2,428)	$(4)	$(3,878)
Items not involving cash:
Depreciation	991	1,037	3,967	3,997
Unrealized loss (gain) on derivative financial instruments	(950)	1,993	(616)	1,822
Loss on sale of property, plant and equipment	-	28	2	51
Deferred income taxes	162	1,053	76	1,085
Amortization of deferred financing fees	8	8	32	385
Stock-based compensation	166	96	510	264
Change in non-cash operating working capital:
Accounts receivable	(1,968)	(2,680)	1,139	(203)
Inventories	4,589	5,651	5,713	5,186
Prepaid expenses and other assets	(149)	(1,070)	152	(503)
Income taxes payable	(22)	130	(49)	(213)
Accounts payable	1,926	(664)	1,439	(3,732)
Accrued liabilities	(1,377)	848	(1,483)	734
	4,170	4,002	10,878	4,995
Financing:
Advance (net repayment) in revolving debt	(5,929)	(377)	(10,649)	1,148
Repayment of long-term debt facility	5,000	-	5,000	-
Principal payment of capital lease obligations	(224)	(284)	(1,086)	(1,858)
Deferred financing costs	-		(10)	(200)
	(1,153)	(661)	(6,745)	(910)
Investing:
Restricted cash - guaranteed deposits	(805)	-	(805)	-
Purchase of property, plant and equipment	(985)	(742)	(2,682)	(1,971)
Proceeds from sale of property, plant and equipment		8	6	38
	(1,790)	(734)	(3,481)	(1,933)
Increase(decrease) in cash	1,227	2,607	652	2,152
Cash, beginning of period	4,872	2,840	5,447	3,295
Cash, end of the period	$6,099	$5,447	$6,099	$5,447

Supplementary Information:

Reconciliation of Adjusted EBITDA

(Expressed in thousands of U.S. dollars)	Three months ended		Twelve months ended
	January 03, 2016	December 28, 2014	January 03, 2016	December 28, 2014

Net income (loss)	794	(2,428)	(4)	(3,878)
Add (deduct):
Stock compensation expense	166	96	510	264
Interest	269	356	1,183	1,693
Unrealized loss (gain) on unsettled forward foreign exchange contracts	(950)	1,993	(616)	1,822
Income tax expense	278	1,216	673	1,822
Depreciation	991	1,037	3,967	3,997
Restructuring charges	-	-	-	1,366
Adjusted EBITDA	1,548	2,270	5,713	7,086

Supplementary Information:

Reconciliation of Adjusted Gross Profit

(Expressed in thousands of U.S. dollars)	Three months ended		Twelve months ended
	January 03, 2016	December 28, 2014	January 03, 2016	December 28, 2014

Gross Profit	$5,543	$3,846	$17,717	$18,954
Deduct:
Unrealized loss (gain) on unsettled forward foreign exchange contracts	(950)	1,993	(616)	1,822
Adjusted Gross Profit	4,593	5,839	17,101	20,776

Investor Relations Information:
Blair McInnis
Corporate Controller
Telephone: (905) 413.1211
Email: blair.mcinnis@smtc.com

Public Relations Information:
Tom Reilly
Director of Marketing
Telephone: (905) 413.1188
Email: publicrelations@smtc.com